Lithium Battery Producer Launches Flux Power “Currents”

Blog with CEO Update

- Flux Power Sees Growing Interest in Lithium-Ion Batteries

for Lift Trucks (Forklifts) and other Industrial Applications

Vista, CA – July 8, 2014 — Flux Power® Holdings, Inc. (OTCQB: FLUX), a developer of advanced lithium-ion batteries and storage for industrial applications, today launched its corporate blog, Flux Power “Currents” with a review of Flux’s expanding traction in building industry awareness, interest and initial orders for its advanced lithium-ion battery packs for lift trucks (forklifts), other industrial vehicles and for portable power in remote locations. Flux Power also announced its social media disclosure policy, including the social media channels it may use to disclose material information.

Packs made by Flux Power leverage its proprietary battery management system, in-house engineering and innovative product design. Flux Power’s storage solutions deliver improved performance, longer cycle life, lower total cost of ownership, greater return on investment than legacy solutions and are substantially cheaper than fuel cell deployments.

Flux Power CEO Ron Dutt, commented, “The launch of Flux Power “Currents” is an important step that underscores the growing market engagement we are seeing for our new LiFT Pack and portable power solutions. We encourage all Flux stakeholders to visit our blog and home page regularly to stay current on everything Flux.”

Flux’s CEO authored the blog’s first post, “Customer/Dealer/Distributor Interest in Flux LiFT Pack Batteries Continues to Grow,” follows:

From the CEO:

Customer/Dealer/Distributor Interest in Flux LiFT Pack Batteries Continues to Grow

Dear Flux Power Stakeholders:

We are pleased to launch our Flux Power “Currents” blog to highlight Flux’s progress as well as relevant industry news and trends. It is no coincidence we are launching our blog at a time when we have a lot of positive momentum in our business.

We believe our advanced lithium-ion battery packs provide substantial advantages in performance and savings to the markets we are targeting. We are seeing a ground swell of interest in our lithium energy solutions for industrial “motive power,” our initial commercial focus, and also for portable and stationary power. For those new to the terminology, motive power refers to energy – electricity in our case - that is used to drive machinery.

Motive Power – LiFT Packs

We rolled-out LiFT Pack product line initially for small electric lift trucks known as “pallet jacks,” typically operated by an individual walking behind it. The reception so far for this solution has been highly positive, but the actual sales cycle is longest at the product launch stage. Flux has to first demonstrate the benefits and reliability of our products, not to mention our own credibility as a company, in order to convert this interest into sales growth.

Accordingly, we have invested time and resources into active sales and marketing efforts. We are gaining early traction towards building a nationwide distribution network of equipment dealers, distributors, and OEMs. And we are receiving initial orders from over a dozen states. Right now choosing the right partners and the right terms and structures in our agreements will critically impact our long-term success, so we are taking the time we need to ensure our interests are well aligned with all of our partners.

The progress Flux has made with each of these important constituents is outlined in more detail below:

Lift Truck OEMs/manufacturers:

•	Flux is in dialogue and/or testing with several of the top-five North American manufacturers

•	Flux has secured technical approval from a leading global Lift Truck OEM and is working to build upon this important industry validation with others

Lift Truck Dealers:

•	Flux is currently in discussions with 27 dealers across 22 states, seeking to establish a nationwide distribution network

•	We have already completed initial tests and product sales as part of this process, and look to formalize these relationships in the coming quarters

Battery Distributors

•	Battery distributors are an important channel for Flux given their specialized product knowledge and influence, as well as their ability to sell both to equipment dealers and direct to customer accounts

•	Battery distributors tend to cover larger geographic territories than dealers, so we can target a smaller universe to reach the same coverage. We are currently in active dialogues with over 18 battery distributors across North America

Customers/End Users

•	The customer/end user who is the true beneficiary of our products’ performance and cost advantages over legacy lead-acid alternatives

•	We have received a very positive reception and growing base of interest from national accounts, including Fortune 500 companies, particularly in the material handling-intensive industries of food and beverage makers, grocery chains and logistics companies

•	Our LiFT Packs are now in 18 states, primarily being introduced to and tested by national accounts. These customers can best appreciate the multiple benefits our packs deliver in both productivity and profitability, and they have the financial resources to fund large-scale deployment. We have been careful in cultivating new customer relationships to gain their confidence and use their feedback to improve our products. Along with our own rigorous testing process, we have incorporated this customer feedback in making over 15 design and feature enhancements to our LiFT Pack line

•	We really do believe we are on track to begin converting initial tests and orders into broader scale deployments as our customers and distribution partners gain comfort with Flux, our products and customer service

•	More importantly, endorsements from large customers drive support from distributors, dealers, and OEM’s that will move to respond to this interest.

Portable and Stationary Power Markets

While our focus has been on motive power and the material handling market, we have also made solid inroads in the markets for both portable and stationary power solutions. Our lightweight battery packs are ideal for applications across numerous industries that require a source of reliable on-demand power that is easily transportable. They are an ideal replacement for portable generators and their complications including noise, emissions, fuel, maintenance and reliability.

So far we have identified interest within the entertainment and military verticals. In fact, in Q2 we shipped several packs for use in a solar-powered remote military operating base. Both portable and stationary energy storage provide large markets that are both attainable and within our core product capability.

Investor News

Flux is also working to enhance its financial position. We announced last month the conversion of $2.89 million of debt, held by our largest shareholder, into Flux common stock price at $0.24 per share, plus warrants. This conversion eliminated all of Flux’s long-term debt and supports our ability to continue our sales and marketing activities.

Finally, we have published a new investor presentation available on our website that provides more details on our strategy and recent progress.

With that, I’ll bring this inaugural blog post to a close. We greatly appreciate your interest and support and look forward to keeping you updated through the Flux Power Currents blog.

Sincerely,

Ron Dutt

CEO, Flux Power Holdings

Flux Power Holdings Social Media Disclosure Policy

In keeping with the SEC’s guidance on the use of social media for material corporate disclosure, Flux Power Holdings, Inc. hereby notifies investors, the media and other interested parties that it may utilize certain social media channels for the disclosure of ‘material’ news concerning the company, or that information it may disclose through social media channels could later be deemed material.

Per SEC guidance, Flux Power identifies for investors the following specific social media outlets and addresses as possible disclosure points for Flux Power Holdings material news:

Flux Blog:	Flux Power Currents
Facebook:	FLUXPower
LinkedIn:	Flux Power
Twitter:	Company: @FLUXpwr
Investor Relations: @FluxPowerIR
BoardVote:	BoardVote.com/symbol/FLUX

While it is Flux’s intention to utilize conventional wire services and/or SEC filings for most material news disclosure, this policy alerts investors to its potential of alternative disclosure methods, including its corporate blog and social media channels. As practicable, Flux will seek to make available to investors, via links, notifications or other means on its corporate website www.fluxpwr.com, any material disclosures that originate via social media. Any updates to Flux Power Holdings social media disclosure channels will be posted on the legal section of our website: (www.fluxpwr.com/terms-of-use)

About Flux Power Holdings, Inc. (www.fluxpwr.com)

Flux Power develops and markets advanced lithium-ion energy storage systems (‘batteries’) based on its proprietary battery management system (BMS) and in-house engineering and product design. Flux storage solutions deliver improved performance, extended cycle life and greater return on investment than legacy solutions. Flux sells direct and through a growing base of distribution relationships. Products include advanced battery packs for motive power in the lift equipment, tug and tow and robotics market, portable power for military and entertainment applications and stationary power for grid storage. Flux Power has approximately 93.3 million basic shares outstanding.

This release contains certain "forward-looking statements" relating to Flux’s business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, distribution partnerships and business opportunities and the uncertainties of customer acceptance of new products. Actual results could differ from those projected due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update these statements or the reasons why actual results could differ from those projected. Although the beliefs, plans, expectations and intentions in this press release are reasonable, there can be no assurance that they will prove to be accurate. Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc.

Media and Investor Relations:

Catalyst Global LLC

Eric Lentini

212-924-9800

flux@catalyst-ir.com